Exhibit 99.28 (d)(5)

FORM OF

Exhibit A

to

Expense Limitation Agreement

Fund	Class	Expense Cap	Termination Date
Roxbury Small-Cap Growth Fund	Institutional	1.25%	December 31, 2020

Roxbury/Mar Vista Strategic Growth Fund	Institutional	0.90%	November 1, 2014